Exhibit 10.2
AMENDED AND RESTATED

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of October 10, 2013

Among

LEXMARK INTERNATIONAL, INC.

and

PERCEPTIVE SOFTWARE, LLC

as Sellers

and

LEXMARK RECEIVABLES CORPORATION

as Purchaser

TABLE OF CONTENTS

Page
PRELIMINARY STATEMENTS	1

Article I DEFINITIONS	1
SECTION 1.01	Certained Defined Terms	1
SECTION 1.02	Other Terms	10

Article II AMOUNTS AND TERMS OF THE PURCHASES AND CONTRIBUTIONS	10

Article III CONDITIONS OF PURCHASES	13
SECTION 3.01	Conditions Precedent to Initial Purchase from Seller	13
SECTION 3.02	Conditions Precedent to All Purchases	14

Article IV REPRESENTATIONS AND WARRANTIES	15
SECTION 4.01	Representations and Warranties of the Sellers	15

Article V COVENANTS	18
SECTION 5.01	Covenants of the Seller	18
SECTION 5.02	Grant of Security Interest	22
SECTION 5.03	Covenant of the Sellers and the Purchaser	22

Article VI ADMINISTRATION AND COLLECTION	23

Article VII EVENTS OF TERMINATION	27
SECTION 7.01	Events of Termination	27

Article VIII INDEMNIFICATION	29
SECTION 8.01	Indemnities by the Sellers	29

Article IX MISCELLANEOUS	31
SECTION 9.01	Amendments, Etc.	31
SECTION 9.02	Notices, Etc.	31
SECTION 9.03	Binding Effect, Assignability	31

i

Page

SECTION 9.04	Costs, Expenses and Taxes	32
SECTION 9.05	No Proceedings	32
SECTION 9.06	Confidentiality	32
SECTION 9.07	GOVERNING LAW	33
SECTION 9.08	Third Party Beneficiary	33
SECTION 9.09	Execution in Counterparts	33
SECTION 9.10	Amendment and Restatement of Original Agreement	33

EXHIBITS

EXHIBIT A	Credit and Collection Policy
EXHIBIT B	Lock-Box Banks
EXHIBIT C	Form of Promissory Note for Deferred Purchase Price
EXHIBIT D	Form of Promissory Note for Purchaser Loans
EXHIBIT E	Form of Monthly Report
EXHIBIT F	Form of Weekly Report
EXHIBIT G	Form of Daily Report

ii

AMENDED AND RESTATED

PURCHASE AND CONTRIBUTION AGREEMENT

Dated as of October 10, 2013

LEXMARK INTERNATIONAL, INC., a Delaware corporation (“Lexmark International”), PERCEPTIVE SOFTWARE, LLC, a Delaware limited liability company (“Perceptive” and together with Lexmark International, collectively, the “Sellers”, each individually, a “Seller”), and LEXMARK RECEIVABLES CORPORATION, a Delaware corporation (the “Purchaser”), agree as follows:

PRELIMINARY STATEMENTS.  (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

(2)           Each Seller has Receivables that it wishes to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.

(3)           Lexmark International may also wish to contribute Receivables to the capital of the Purchaser on the terms set forth herein.

(4)           Lexmark International and the Purchaser are parties to a Purchase and Contribution Agreement, dated as of October 22, 2001, as heretofore amended (as so amended, the “Original Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Lexmark International has sold Receivables to Purchaser and contributed Receivables to the capital of the Purchaser.

(5)           The parties hereto wish to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree that the Original Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adverse Claim” means a lien, security interest, or other charge or encumbrance, or any other type of preferential arrangement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Alternate Base Rate” means, on any date, a fluctuating rate of interest per annum equal to the higher of:

(a)  the rate of interest most recently announced by The Bank of Tokyo-Mitsubishi UFJ, Ltd. in New York, New York as its Prime Rate; or

(b)  the Federal Funds Rate most recently determined by BTMU, plus 1.00%.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by The Bank of Tokyo-Mitsubishi UFJ, Ltd. or BTMU in connection with extensions of credit.

“BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, a Japanese banking corporation acting through its New York Branch.

“Business Day” means any day on which banks are not authorized or required to close in New York City.

“Cash Control Triggering Event” has the meaning set forth in the Sale Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Agent” means at any time the Person then authorized pursuant to Section 6.01 to service, administer and collect Transferred Receivables.

“Collection Agent Default” has the meaning set forth in the Sale Agreement.

“Collection Agent Fee” has the meaning specified in Section 6.03.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Receivable, and any Collections of such Receivable deemed to have been received pursuant to Section 2.04.

“Contract” means an agreement between a Seller and an Obligor, substantially in the form of one of the written contracts or (in the case of any open account agreement) one of the invoices approved by the Purchaser, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

“Contributed Receivable” has the meaning specified in Section 2.06.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Sellers in effect on the date of this Agreement and described in Exhibit A hereto, as modified in compliance with this Agreement.

“Credit Facility” means the Credit Agreement, dated as of January 18, 2012, by and among Lexmark International as borrower, the lenders party thereto, JPMorgan

Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and SunTrust Bank and BTMU, as Co-Documentation Agents, as amended, restated, modified or supplemented from time to time, and all agreements, documents and instruments executed in connection therewith together with any replacement facility or refinancing thereof entered into by Lexmark International.

“Daily Report” means a report in substantially the form of Exhibit G hereto and containing such additional information as the Purchaser may reasonably request from time to time, furnished by the Collection Agent to the Purchaser pursuant to Section 6.02(b)(iii) following the occurrence of a Level II Downgrade Event.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business consistent with past practices), (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

“Debt Rating” for any Person, means the rating by S&P or Moody’s of such Person’s long-term public senior unsecured non-credit-enhanced debt.

“Defaulted Receivable” means a Receivable:

(i)       as to which any payment, or part thereof, remains unpaid for 91 or more days from the original due date for such payment;

(ii)  as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in Section 7.01(g); or

(iii)     which, consistent with the Credit and Collection Policy, would be written off the applicable Seller’s books as uncollectible.

“Deferred Purchase Price” means the portion of the Purchase Price of Purchased Receivables purchased on any Purchase Date from a Seller exceeding the amount of the Purchase Price under Section 2.02 to be paid in cash to such Seller, which portion when added to the cumulative amount of all previous Deferred Purchase Prices for the Sellers (after giving effect to any payments made on account thereof) shall not exceed 40% of the Outstanding Balance of the Transferred Receivables at such time.  The obligations of the Purchaser in respect of the Deferred Purchase Price shall be evidenced by the Purchaser’s subordinated promissory note to each Seller in the form of Exhibit C hereto.

“Designated Obligor” means, at any time, each Obligor; provided, however, that any Obligor shall cease to be a Designated Obligor upon three Business Days’ notice by the Purchaser to the Sellers.

“Dilution” means, with respect to any Receivable, any reductions, adjustments or cancellation in the Outstanding Balance of such Receivable as a result of any defective, rejected, or returned merchandise or services or failure by the applicable Seller to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract or invoice, any change in the terms of or cancellation of a Contract or invoice, or any cash discount, discount for quick payment or other adjustment or setoff.

“Discount” means, in respect of each Purchase, 0.34% of the Outstanding Balance of the Receivables that are the subject of such Purchase; provided, however, the foregoing Discount may be revised prospectively by request of either of the parties hereto to reflect changes in recent experience with respect to write-offs, timing and cost of Collections and cost of funds, provided that such revision is consented to by each of the parties (it being understood that each party agrees to duly consider such request but shall have no obligation to give such consent).

“Eligible Receivable” means a Receivable:

(i)       the Obligor of which is a United States resident (and shall include without limitation, Government Obligors, state and local governments of jurisdictions located in the United States, or any agency or subdivision thereof) and is not an Affiliate of any of the parties hereto;

(ii)      the Obligor of which, at the later of the date of this Agreement and the date such Receivable is created, is a Designated Obligor;

(iii)     which is not a Defaulted Receivable and the Obligor of which is not the Obligor of any Defaulted Receivables which in the aggregate constitute 25% or more of the aggregate Outstanding Balance of all Receivables of such Obligor;

(iv)     which, according to the Contract related thereto, is required to be paid in full within 90 days of the original billing date therefor;

(v)      which is an obligation representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended, and the nature of which is such that its purchase with the proceeds of notes would constitute a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

(vi)      which is an “account” within the meaning of Article 9 of the UCC of the applicable jurisdictions;

(vii)     which is denominated and payable only in United States dollars in the United States;

(viii)    which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable and is not subject to any Adverse

Claim or any dispute, offset, counterclaim or defense whatsoever (except the potential discharge in bankruptcy of such Obligor);

(ix)     which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto or the Collection Agent is in violation of any such law, rule or regulation in any material respect;

(x)       Intentionally omitted;

(xi)      which was generated in the ordinary course of the applicable Seller’s business;

(xii)     which has not been extended, rewritten or otherwise modified from the original terms thereof (except as permitted by Section 6.02(c));

(xiii)    the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation; and

(xiv)    which satisfies all applicable requirements of the Credit and Collection Policy.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the applicable Seller, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Seller or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Seller or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Seller or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal form any Plan or Multiemployer Plan; or (g) the receipt by a Seller or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Seller or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a

Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Termination” has the meaning specified in Section 7.01.

“Excluded Receivable Account Debtor”  means each Person listed in a side letter among the Purchaser, the Collection Agent, the Program Agent (as defined in the Sale Agreement) and each Investor Agent (as defined in the Sale Agreement), as such side letter may be amended from time to time in accordance with the Sale Agreement.

“Excluded Receivables” means the indebtedness of (i) an Excluded Receivable Account Debtor, (ii) any Obligor located outside of the fifty states of the United States and the District of Columbia, but solely to the extent such indebtedness arises from goods having a final destination or services rendered exclusively outside of the fifty states of the United States and the District of Columbia and (iii) any Obligor of the managed print services business of a Seller, resulting from a capital lease or other lease of merchandise, any services or insurance in connection with, or otherwise related to, a capital lease or other lease, in each case resulting from the provision or sale of merchandise, insurance or services by a Seller under a Contract.

“Facility” means the willingness of the Purchaser to consider making Purchases of Receivables from the Sellers from time to time pursuant to the terms of this Agreement.

“Facility Termination Date” means the earliest of (i) the “Facility Termination Date” (as defined in the Sale Agreement), (ii) the date of termination of the Facility pursuant to Section 7.01, (iii) the date which the Sellers designate by at least two Business Days’ notice to the Purchaser, and (iv) the Commitment Termination Date (as defined in the Sale Agreement).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to:

(a)       the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)       if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by BTMU from three federal funds brokers of recognized standing selected by it.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Trial Balance” of a Seller on any date means such Seller’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) on such date, listing Obligors and the Receivables respectively owed by such

Obligors on such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Purchaser.

“Government Obligor” means an Obligor which is the federal government of the United States of America or a subdivision or agency thereof.

“Incipient Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“Indemnified Amounts” has the meaning specified in Section 8.01.

“Level I Downgrade Event” means the Debt Rating of Lexmark International is rated lower than BBB- by S&P or lower than Baa3 by Moody’s (and includes each Level II Downgrade Event).

“Level II Downgrade Event” means the Debt Rating of Lexmark International is rated lower than BB by S&P or lower than Ba2 by Moody’s.

“Lock-Box Account” means a post office box administered by a Lock-Box Bank or an account maintained at a Lock-Box Bank for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement among one or more of the Sellers, the Purchaser (and/or its assignees and designees) and a Lock-Box Bank, in form and substance satisfactory to the Purchaser (or its assignees or designees), granting control over each Lock-Box Account to the Purchaser (or its assignees or designees).

“Lock-Box Bank” means any of the banks holding one or more Lock-Box Accounts.

“Monthly Report” means a report in substantially the form of Exhibit E hereto and containing such additional information as the Purchaser may reasonably request from time to time, furnished by the Collection Agent to the Purchaser pursuant to Section 6.02(b)(i).

“Multiemployer Plan” means a Multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligor” means a Person obligated to make payments to a Seller pursuant to a Contract.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association,

joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Seller or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 or ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Purchase” means a purchase by the Purchaser of Receivables from a Seller pursuant to Article II.

“Purchase Date” means each day on which a Purchase is made pursuant to Article II.

“Purchase Price” for any Purchase means an amount equal to the Outstanding Balance of the Receivables that are the subject of such Purchase as set forth in the applicable Seller’s General Trial Balance, minus the Discount for such Purchase.

“Purchased Receivable” means any Receivable which is purchased by the Purchaser pursuant to Section 2.02.

“Purchaser Loan” means any loan made by the Purchaser, at its option, to a Seller, upon such Seller’s request, provided that (a) the aggregate principal amount at any one time outstanding of all Purchaser Loans made to all Sellers shall not exceed $20,000,000, (b) the aggregate principal amount at any one time outstanding of all Purchaser Loans made to Perceptive shall not exceed $5,000,000, and (c) no such Purchaser Loans may be made if an Event of Termination or an Incipient Event of Termination has occurred and is continuing, or would occur after giving effect thereto, or if any amounts are outstanding under the Deferred Purchase Price.  Purchaser Loans made by the Purchaser hereunder shall be evidenced by the promissory note of the applicable Seller in substantially the form of Exhibit D hereto.

“Receivable” means the indebtedness of any Obligor under a Contract (other than Excluded Receivables), and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

“Receivable Interest” has the meaning set forth in the Sale Agreement.

“Receivables Purchase Request” has the meaning specified in Section 2.02(a).

“Related Security” means with respect to any Receivable:

(i)  all of the applicable Seller’s interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

(ii)     all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements filed against an Obligor describing any collateral securing such Receivable;

(iii)    all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

(iv)    the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Responsible Financial Officer” means, for any Person, its chief financial officer, controller, treasurer or assistant treasurer.

“Sale Agreement” means that certain Second Amended and Restated Receivables Purchase Agreement, dated as of the date of this Agreement, among the Purchaser, as seller, Gotham Funding Corporation, as the investor, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch and Fifth Third Bank, as banks, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch and Fifth Third Bank, as investor agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as program agent, Lexmark International, as collection agent, and Lexmark International and Perceptive, as originators, as amended, modified or restated from time to time.

“Sale Agreement Final Payment Date” means the later of the Facility Termination Date and the date on which all Capital, Yield and other amounts payable under the Sale Agreement are paid in full.

“Seller Report” means a Monthly Report, a Weekly Report or a Daily Report.

“Settlement Date” means the fifteenth day of each month (or if such day is not a Business Day, the immediately succeeding Business Day); provided, however, that following the occurrence of an Event of Termination, Settlement Dates shall occur on such days as are selected from time to time by the Purchaser or its designee in a written notice to the Collection Agent.

“Transferred Receivable” means a Purchased Receivable or a Contributed Receivable.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Week” means each calendar week beginning on Monday and ending on (and including) the following Sunday.

“Weekly Report” means a report in substantially the form of Exhibit F hereto and containing such additional information as the Purchaser may reasonably request from time to time, furnished by the Collection Agent to the Purchaser pursuant to Section 6.02(b)(ii).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Other Terms. (a)  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(b)  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

(c)       A reference to an “Article,” “Section” or “Subsection” without further reference to a specific article or section number is a reference to the same Article, Section or Subsection in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions.

(d)       A reference to a Subsection without further reference to a Section is a reference to such Subsection as  contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions.

(e)       The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.

(f)        The term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II

AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS

SECTION 2.01.  Facility.  On the terms and conditions hereinafter set forth and without recourse to the Sellers (except to the extent specifically provided herein), each Seller may at its option sell or (in the case of Lexmark International) contribute to the Purchaser all Receivables originated by it from time to time and the Purchaser may at its option purchase or accept as a contribution from each such Seller all Receivables of such Seller from time to time, in each case during the period from the date hereof to the Facility Termination Date.

SECTION 2.02.  Making Purchases

(a)       Initial Purchase.  The Sellers shall give the Purchaser at least one Business Day’s notice of their request for the initial Purchase hereunder, which request shall specify the date of such Purchase (which shall be a Business Day) and the proposed Purchase Price for such Purchase.  The Purchaser shall promptly notify the Sellers whether it has determined to make such Purchase.  On the date of such Purchase, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(b)       Subsequent Purchases.  On each Business Day following the initial Purchase, unless either party shall notify the other parties to the contrary, each Seller shall sell to the Purchaser and the Purchaser shall purchase from such Seller, upon satisfaction of the applicable conditions set forth in Article III, all Receivables originated by such Seller which have not previously been sold or contributed to the Purchaser; provided, however, that Lexmark International may, at its option on any Purchase Date, contribute all or any of such Receivables to the Purchaser pursuant to Section 2.06, instead of selling such Receivables to the Purchaser pursuant to this Section 2.02(b).  On or within five Business Days after the date of each such Purchase, the Purchaser shall pay the Purchase Price for such Purchase in the manner provided in Section 2.02(c).

(c)       Payment of Purchase Price.  The Purchase Price for each Purchase shall be paid on or within five Business Days after the Purchase Date therefor by means of any one or a combination of the following: (i) a deposit in same day funds to the applicable Seller’s account designated by such Seller, (ii) an increase in the Deferred Purchase Price payable to the applicable Seller (subject at all times to the limitations contained in the definition thereof), or (iii) a credit against interest and/or principal owed by the applicable Seller with respect to any Purchaser Loan owing from such Seller.  The allocation of the Purchase Price as among such methods of payment shall be subject in each instance to the approval of the Purchaser and the applicable Seller.

(d)       Ownership of Receivables and Related Security.  On each Purchase Date, after giving effect to the Purchase (and any contribution of Receivables) on such date, the Purchaser shall own all Receivables originated by the Sellers as of such date (including Receivables which have been previously sold or contributed to the Purchaser hereunder).  The Purchase or contribution of any Receivable shall include all Related Security with respect to such Receivable.

SECTION 2.03.  Collections.  (a)  The Collection Agent shall, on each Settlement Date, deposit into an account of the Purchaser or the Purchaser’s assignee all Collections of Transferred Receivables then held by the Collection Agent.

(b)        In the event that a Seller believes that Collections which are not Collections of Transferred Receivables have been deposited into an account of the Purchaser or the Purchaser’s assignee, such Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, all Collections so deposited which are identified, to the Purchaser’s satisfaction, to be Collections of Receivables which are not Transferred Receivables to such Seller.

(c)        On each Settlement Date, the Purchaser shall pay to the applicable Seller accrued interest on the Deferred Purchase Price of such Seller and the Purchaser may, at its option, prepay in whole or in part the principal amount of the Deferred Purchase Price of any Seller; provided that each such payment shall be made solely from (i) Collections of Transferred Receivables after all other amounts then due from the Purchaser under the Sale Agreement have been paid in full and all amounts then required to be set aside by the Purchaser or the Collection Agent under the Sale Agreement have been so set aside or (ii) excess cash flow from operations of the Purchaser which is not required to be applied to the payment of other obligations of the Purchaser; and provided further, that no such payment shall be made at any time when an Event of Termination shall have occurred and be continuing.  Following the Sale Agreement Final Payment Date, the Purchaser shall apply, on each Settlement Date, all Collections of Transferred Receivables received by the Purchaser pursuant to Section 2.03(a) (and not previously distributed) first to the payment of accrued interest on the Deferred Purchase Price, and then to the reduction of the principal amount of the Deferred Purchase Price of each Seller.

SECTION 2.04.  Settlement Procedures.  (a)  If on any day the Outstanding Balance of any Purchased Receivable is reduced or adjusted as a result of any defective, rejected or returned merchandise or services or any cash discount, discount for quick payment or other adjustment made by any Seller, or any set-off or dispute in respect of any claim by the Obligor thereof against any Seller (whether such claim arises out of the same or a related transaction or an unrelated transaction but excluding adjustments, reductions or cancellations in respect of such Obligor’s bankruptcy), such Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such reduction or adjustment.  If such Seller is not the Collection Agent, such Seller shall pay to the Collection Agent on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection.

(b)        Upon discovery by a Seller or the Purchaser of a breach of any of the representations and warranties made by such Seller in Section 4.01(j) with respect to any Transferred Receivable, such party shall give prompt written notice thereof to the other parties, as soon as practicable and in any event within three Business Days following such discovery.  The applicable Seller shall, upon not less than two Business Days’ notice from the Purchaser or its assignee or designee, repurchase such Transferred Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of such Transferred Receivable.  Each repurchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable.  The proceeds of any such repurchase shall be deemed to be a Collection in respect of such Transferred Receivable.  If the applicable Seller is not the Collection Agent, such Seller shall pay to the Collection Agent on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection.

(c)         Except as stated in subsection (a) or (b) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Transferred Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

SECTION 2.05.  Payments and Computations, Etc. (a)  All amounts to be paid or deposited by a Seller or the Collection Agent hereunder shall be paid or deposited no later than 12:00 noon (New York City time) on the day when due in same day funds to an account or accounts designated by the Purchaser from time to time, which accounts, during the existence of the Sale Agreement, shall be those set forth in the Sale Agreement, provided, that all amounts to be deposited into the Cash Collateral Account (as defined in the Sale Agreement) shall be deposited no later than 12:00 noon (New York City time) on the date when due, and in any event such amounts shall be deposited into the Cash Collateral Account prior to any withdrawal from a Lock-Box Account (other than to directly fund a deposit into the Cash Collateral Account).

(b)         Each Seller shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by such Seller (whether as Collection Agent or otherwise) when due hereunder at an interest rate per annum equal to 2.00% per annum above the Alternate Base Rate, payable on demand.

(c)         All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.  Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

SECTION 2.06.  Contributions.  Lexmark International may from time to time at its option, by notice to the Purchaser on or prior to the date of the proposed contribution, identify Receivables which it proposes to contribute to the Purchaser as a capital contribution.  On the date of each such contribution and after giving effect thereto, the Purchaser shall own the Receivables so identified and contributed (collectively, the “Contributed Receivables”) and all Related Security with respect thereto.  The foregoing notwithstanding, on the date of the initial Purchase hereunder Lexmark International agrees to contribute to the Purchaser all Receivables which are not included in such initial Purchase from Lexmark International.

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01.  Conditions Precedent to Initial Purchase from the Sellers.  The initial Purchase of Receivables from the Sellers hereunder is subject to the conditions precedent that the Purchaser shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Purchaser:

(a)        Certified copies of the resolutions of the Board of Directors (or similar governing body, as applicable) of each Seller approving this Agreement and certified copies of all documents evidencing other necessary corporate or limited liability company, as applicable, action and governmental approvals, if any, with respect to this Agreement.

(b)        A certificate of the Secretary or Assistant Secretary of each Seller certifying the names and true signatures of the officers of such Seller authorized to sign this Agreement and the other documents to be delivered by it hereunder.

(c)        Acknowledgment copies or time stamped receipt copies of proper financing statements, duly filed on or before the date of the initial Purchase, naming each Seller as the seller/debtor and the Purchaser as the purchaser/secured party, or other similar instruments or documents, as the Purchaser may deem necessary or desirable under the UCC of all appropriate jurisdictions or other applicable law to perfect the Purchaser’s ownership of and security interest in the Transferred Receivables and Related Security and Collections with respect thereto.

(d)        Acknowledgment copies or time stamped receipt copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Transferred Receivables, Contracts or Related Security previously granted by any Seller (other than those in favor of the Purchaser).

(e)         Completed requests for information, dated on or before the date of such initial Purchase, listing the financing statements referred to in subsection (c) above and all other effective financing statements filed in the jurisdictions referred to in subsection (c) above that name any Seller as debtor, together with copies of such other financing statements (none of which shall cover any Transferred Receivables, Contracts or Related Security).

(f)         A favorable opinion of Thompson Hines LLP, counsel for the Sellers, as to such matters as the Purchaser may reasonably request.

(g)        Evidence satisfactory to the Purchaser that each Lock-Box Account shall be under the exclusive ownership and control of the Purchaser (or its assignees or designees) and subject to a Lock-Box Agreement.

SECTION 3.02. Conditions Precedent to All Purchases.  Each Purchase (including the initial Purchase) hereunder shall be subject to the further conditions precedent that:

(a)        with respect to any such Purchase, on or prior to the date of such Purchase, each applicable Seller shall have delivered to the Purchaser, (i) if requested by the Purchaser, such Seller’s General Trial Balance (which if in magnetic tape or diskette format shall be compatible with the Purchaser’s computer equipment) as of a date not more than 31 days prior to the date of such Purchase, and (ii) a written report identifying, among other things, the Receivables to be included in such Purchase and such additional information concerning such Receivables as may reasonably be requested by the Purchaser;

(b)        with respect to any such Purchase, the Collection Agent shall have delivered to the Purchaser at least one Business Day prior to such purchase (in the case of a Monthly Report or a Weekly Report) and on the same day of (but prior to) such purchase (in the case of a Daily Report), in form and substance satisfactory to the Purchaser, a completed Monthly Report or, if required by Section 6.02(g)(ii) a completed Weekly Report or if required by Section 6.02(g)(iii) a completed Daily Report, containing information covering the most recently ended reporting period for which information is required pursuant to Section 6.02(g)(i), (ii) or (iii), as the case may be and containing such additional information as may reasonably be requested by the Purchaser;

(c)        the applicable Seller shall have marked its master data processing records and, at the request of the Purchaser, each Contract giving rise to Purchased Receivables and all other relevant records evidencing the Receivables which are the subject of such Purchase with a legend, acceptable to the Purchaser, stating that such Receivables, the Related Security and Collections with respect thereto, have been sold in accordance with this Agreement; and

(d)       on the date of such Purchase the following statements shall be true (and the applicable Seller, by accepting the Purchase Price for such Purchase, shall be deemed to have certified that):

(i)        The representations and warranties contained in Section 4.01 are correct on and as of the date of such Purchase as though made on and as of such date,

(ii)        No event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination or an Incipient Event of Termination and

(iii)       The Purchaser shall not have delivered to the Sellers a notice that the Purchaser shall not make any further Purchases hereunder; and

(e)        the Purchaser shall have received such other approvals, opinions or documents as the Purchaser may reasonably request.

Notwithstanding the foregoing conditions precedent in clauses (i) and (ii) of Section 3.02(d), upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the Deferred Purchase Price, credit with respect to a Purchaser Loan or by capital contribution), title to such Receivable and the Related Security with respect thereto shall vest in the Purchaser, whether or not such conditions precedent to the Purchase were in fact satisfied.  If any of the foregoing conditions precedent are not satisfied, the Purchaser shall have available to it (and shall not be deemed to have waived by reason of completing such Purchase) all applicable rights and remedies under Sections 2.04, 7.01 and 8.01 and otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Sellers.  Each Seller represents and warrants as follows:

(a)          Such Seller is a corporation or limited liability company, as applicable, duly incorporated or formed, respectively, and validly existing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified (including without limitation, the State of Delaware) except to the extent that the failure so to be so qualified would not reasonably be expected to materially adversely affect the collectibility of the Transferred Receivables or the ability of such Seller to perform its obligations under this Agreement.

(b)          The execution, delivery and performance by such Seller of this Agreement and the other documents to be delivered by it hereunder, including such Seller’s sale and (in the case of Lexmark International) contribution of Receivables hereunder and such Seller’s use of the proceeds of Purchases, (i) are within such Seller’s corporate or limited liability company, as applicable, powers, (ii) have been duly authorized by all necessary corporate or limited liability company, as applicable, action, (iii) do not contravene (1) such Seller’s charter or by-laws or operating agreement, as applicable, (2) any law, rule or regulation applicable to such Seller, (3) any contractual restriction binding on or affecting such Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller or its property, and (iv) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (except for the transfer of such Seller’s interest in the Transferred Receivables pursuant to this Agreement).  This Agreement has been duly executed and delivered by such Seller.

(c)           No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Seller of this Agreement or any other document to be delivered by it hereunder, or to ensure that the Purchaser will have an undivided ownership interest in and to the Receivables, the Related Security and the Collections which is perfected and prior to all other Adverse Claims, except for the filing of UCC financing statements which are referred to herein (including, without limitation, the filing of releases of UCC financing statements described in Section 3.01(d) hereof and Section 3.01(d) of the Sale Agreement).

(d)           This Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

(e)           Sales and contributions made pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Transferred Receivables to the Purchaser, enforceable against creditors of, and purchasers from, such Seller.  Such Seller shall have no remaining property interest in any Transferred Receivable.

(f)            The balance sheets of Lexmark International and its subsidiaries as at December 31, 2012, and the related statements of income and retained earnings of Lexmark International and its subsidiaries for the fiscal year then ended, copies of which have been furnished to the Purchaser, and the balance sheets of Lexmark International and its subsidiaries as at June 30, 2013, copies of which have been furnished to the Purchaser, in each case, fairly present the financial condition of Lexmark International and its subsidiaries as at such date and the results of the operations of Lexmark International and its subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and since June 30, 2013 there has been no material adverse change in the business, operations, property or financial or other condition of any Seller.

(g)           There is no pending or threatened action or proceeding affecting such Seller or any of its subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of such Seller or any of its subsidiaries or the ability of any Seller to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement; neither such Seller nor any of its subsidiaries is in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders of governmental agencies which defaults are not material to the business or operations of Lexmark International and its Subsidiaries, taken as a whole.

(h)           The use of all funds acquired by such Seller under this Agreement will not conflict with or contravene any of Regulations T, U and X of the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(i)            No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(j)            Each Receivable purported to be sold or contributed, as applicable, by such Seller hereunder is an Eligible Receivable, and each such Receivable and each Transferred Receivable, together with the Related Security, is owned (immediately prior to its sale or contribution hereunder) by such Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser).  When the Purchaser makes a Purchase or accepts a contribution hereunder, as applicable, it shall acquire valid and perfected first priority ownership of each Purchased Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Transferred Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or the Original Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser.

(k)           Each Seller Report (if prepared by such Seller, or to the extent that information contained therein is supplied by such Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by such Seller to the Purchaser in connection with this Agreement is or will be accurate in all material respects as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(l)            The principal place of business and chief executive office of such Seller and the office where such Seller keeps its records concerning the Transferred Receivables are located at the address or addresses referred to in Section 5.01(b).

(m)          The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit B (as the same may be updated from time to time pursuant to Section 5.01(g)).

(n)           Such Seller is not known by and does not use any tradename or doing-business-as name.

(o)           With respect to any programs used by such Seller in the servicing of the Receivables, no sublicensing agreements are necessary in connection with the designation of a new Collection Agent pursuant to Section 6.01(b) so that such new Collection Agent shall have the benefit of such programs (it being understood that, however, the Collection Agent, if other than such Seller, shall be required to be bound by a confidentiality agreement reasonably acceptable to such Seller).

(p)           The transfers of Transferred Receivables by such Seller to the Purchaser pursuant to this Agreement, and all other transactions between such Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of such Seller.

(q)            If less than all of the Receivables of such Seller have been transferred to the Purchaser pursuant to this Agreement, no selection procedure was utilized by such Seller in selecting the Contributed Receivables to be transferred to the Purchaser hereunder which is adverse to the interests of the Purchaser or would reasonably be expected to result in the Contributed Receivables containing a higher percentage of Defaulted Receivables than the percentage of Defaulted Receivables in the Receivables retained by such Seller.

ARTICLE V

COVENANTS

SECTION 5.01. Covenants of the Sellers.  Each Seller covenants from the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables:

(a)        Compliance with Laws, Etc.  Such Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate or limited liability company, as applicable, existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Transferred Receivables or the ability of such Seller to perform its obligations under this Agreement.

(b)        Offices, Records, Name and Organization.  Such Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Transferred Receivables at the address of such Seller set forth under its name on the signature page to this Agreement or, upon 30 days’ prior written notice to the Purchaser, at any other locations within the United States.  Such Seller will not change its name or its state of organization, unless (i) such Seller shall have provided the Purchaser with at least 30 days’ prior written notice thereof and (ii) no later than the effective date of such change, all actions reasonably requested by the Purchaser to protect and perfect the interest in the Transferred Receivable have been taken and completed.  Such Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each new Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable).  Such Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold or contributed to the Purchaser hereunder.

(c)         Performance and Compliance with Contracts and Credit and Collection Policy.  Such Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Transferred Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the related Contract.

(d)         Sales, Liens, Etc.  Except for the sales and contributions of Receivables contemplated herein, such Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Transferred Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Transferred Receivable are sent, or assign any right to receive income in respect thereof.

(e)         Extension or Amendment of Transferred Receivables.  Except as provided in Section 6.02(c), such Seller will not extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(f)         Change in Business or Credit and Collection Policy.  Such Seller will not make any change in the character of its business or in the Credit and Collection Policy that would, in either case, materially adversely affect the collectibility of the Transferred Receivables or the ability of such Seller to perform its obligations under this Agreement.

(g)        Change in Payment Instructions to Obligors.  Such Seller will not add or terminate any bank or bank account as a Lock-Box Bank or Lock-Box Account from those listed in Exhibit B to this Agreement, or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Bank, unless the Purchaser shall have received notice of such addition, termination or change (including an updated Exhibit B) and a fully executed assignment agreement assigning any such new Lock-Box Account to the Purchaser and such new Lock-Box Account shall be subject to a Lock-Box Agreement.

(h)        Deposits to Lock-Box Accounts.  Such Seller will instruct all Obligors to remit all their payments in respect of Transferred Receivables into Lock-Box Accounts.  If such Seller shall receive any Collections directly, it shall immediately (and in any event within two Business Days) deposit the same to a Lock-Box Account.

(i)         Audits.  Such Seller will, from time to time during regular business hours as requested by the Purchaser or its assigns, permit the Purchaser, or its agents, representatives or assigns, (i) to conduct, on a reasonable and customary basis, periodic audits of the Transferred Receivables, the Related Security and the related books and records and collections systems of such Seller, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller relating to Transferred Receivables and the Related Security, including, without limitation, the related Contracts, and (iii) to visit the offices and properties of such Seller for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Transferred Receivables and the Related Security or such Seller’s performance hereunder or under the Contracts with any of the officers or employees of such Seller having knowledge of such matters.

(j)          Further Assurances.  (i)  Such Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale and contribution of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement.  Without limiting the foregoing, such Seller will, (A) upon the reasonable request of the Purchaser or its assignee, execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable or that the Purchaser may reasonably request to perfect, protect or evidence such Transferred Receivables; and (B) upon the reasonable request of the Purchaser or its assignee upon its determination that the same is reasonably necessary in connection with the Receivables purchased hereunder, deliver to the Purchaser copies of all Contracts relating to the Transferred Receivables and all records relating to such Contracts and the Transferred Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Purchaser’s computer equipment).

(ii)        Such Seller authorizes the Purchaser or its assignee to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Transferred Receivables and the Related Security, the related Contracts and the Collections with respect thereto without the signature of such Seller where permitted by law.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii)       Such Seller shall perform its obligations under the Contracts related to its Transferred Receivables to the same extent as if the Transferred Receivables had not been sold or transferred.

(k)            Reporting Requirements.  The Sellers will provide to the Purchaser the following:

(i)          as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of Lexmark International, consolidated balance sheets of Lexmark International and its subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings of Lexmark International and its subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a Responsible Financial Officer of Lexmark International;

(ii)         as soon as available and in any event within 105 days after the end of each fiscal year of Lexmark International, a copy of the annual report for such year for Lexmark International and its subsidiaries on a consolidated basis, containing financial statements for such year audited by PricewaterhouseCoopers LLP or other nationally recognized independent public accountants;

(iii)        as soon as possible and in any event within five days after the occurrence of each Event of Termination or within five days after any Seller obtains knowledge of the occurrence of an Incipient Event of Termination, a statement of a Responsible Financial Officer of the Sellers setting forth details of such Event of Termination or Incipient Event of Termination and the action that the Sellers have taken and propose to take with respect thereto;

(iv)        promptly after the sending or filing thereof, copies of all reports that Lexmark International sends to any of its securityholders, and copies of all reports and registration statements that Lexmark International or any  subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v)         promptly after any Seller obtains knowledge thereof, notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Seller and any ERISA Affiliates in an aggregate amount exceeding $25,000,000;

(vi)        at least 30 days prior to any change in any Seller’s name or such Seller’s jurisdiction of organization, a notice setting forth the new name or jurisdiction of organization and the effective date thereof;

(vii)       promptly after any Seller obtains knowledge thereof, notice of any “Event of Termination” or “Facility Termination Date” under this Agreement or any “Event of Default” under the Credit Facility;

(viii)      concurrently with the delivery of each Seller Report by the Collection Agent, a statement as to whether or not all of the Receivables under all Contracts arising during the immediately preceding month have been transferred by the Sellers to the Purchaser and, if less than all of such Receivables have been transferred, a summary of those Receivables not transferred; and

(ix)         such other information respecting the Transferred Receivables or the condition or operations, financial or otherwise, of Lexmark International or any other Seller as the Purchaser may from time to time reasonably request.

Reports and financial statements required to be delivered pursuant to clauses (i), (ii) and (iv) of this Section 5.01(k) shall be deemed to have been delivered on the date on which such reports, or reports containing such financial statements are posted on the SEC’s website at www.sec.gov.

(l)           Separate Conduct of Business.  Such Seller will: (i) maintain separate corporate or limited liability company records and books of account from those of the Purchaser; (ii) conduct a portion of its business from an office separate from that of the Purchaser; (iii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iv) have stationery and other business forms and a mailing address and a telephone number separate from those of the Purchaser; (v) not hold itself out as having agreed to pay, or as being liable for, the obligations of the Purchaser; (vi) not engage in any transaction with the Purchaser except as contemplated by this Agreement or as permitted by the Sale Agreement; (vii) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (viii) disclose on its annual financial statements (A) the effects of the transactions contemplated by this Agreement in accordance with generally accepted accounting principles and (B) that the assets of the Purchaser are not available to pay its creditors.

(m)         Misdirected Payments.  Such Seller will not deposit or otherwise credit, or cause to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables.  Such Seller shall use commercially reasonable efforts (including, without limitation, sending notices from time to time to any Person depositing or crediting to any Lock-Box Account cash or cash proceeds which are not Collections of Receivables) to prevent cash or cash proceeds other than Collections of Receivables from being deposited or credited to any Lock-Box.

(n)          No Commingling.  In the event that any cash or cash proceeds other than Collections of Receivables are deposited or credited to any Lock-Box Account, such Seller shall, or shall cause, such cash or cash proceeds to be identified and withdrawn from the Lock-Box Account within three Business Days of such deposit or credit.

SECTION 5.02.  Grant of Security Interest.  To secure all obligations of the Sellers arising in connection with this Agreement, and each other agreement entered into in connection with this Agreement, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, Indemnified Amounts, payments on account of Collections received or deemed to be received, and any other amounts due the Purchaser hereunder, each Seller hereby assigns and grants to Purchaser a security interest in all of such Seller’s right, title and interest now or hereafter existing in, to and under all Receivables which do not constitute Transferred Receivables, the Related Security and all Collections with regard thereto.

SECTION 5.03.  Covenant of the Sellers and the Purchaser.  The Sellers and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder be treated as a sale of such Receivables by the applicable Seller to the Purchaser for all purposes and each contribution of Receivables hereunder shall be treated as an absolute transfer of such Receivables by the applicable Seller to the Purchaser for all purposes.  The applicable Seller and the Purchaser shall record each Purchase and contribution as a sale or purchase or capital contribution, as the case may be, on its books and records, and reflect each Purchase and contribution in its financial statements and tax returns as a sale or purchase or capital contribution, as the case may be.  In the event that, contrary to the mutual intent of the Sellers and the Purchaser, any Purchase or contribution of Receivables hereunder is not characterized as a sale or absolute transfer, each Seller shall, effective as of the date hereof, be deemed to have granted (and each Seller hereby does grant) to the Purchaser a first priority security interest in and to any and all Receivables, the Related Security and the proceeds thereof to secure the repayment of all amounts advanced to the Sellers hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01.  Designation of Collection Agent.  The servicing, administration and collection of the Transferred Receivables shall be conducted by such Person (the “Collection Agent”) so designated by the Purchaser and its assigns pursuant to the Sale Agreement, from time to time.  Until the Purchaser or its assignee gives notice to the Sellers of the designation of a new Collection Agent, Lexmark International is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof.  Upon Lexmark International’s receipt of such notice, Lexmark International agrees that it will terminate its activities as Collection Agent hereunder in a manner which the Purchaser or its assigns (or their respective designee) believes will facilitate the transition of the performance of such activities to the new Collection Agent, and Lexmark International shall use its best efforts to assist the Purchaser or its assign (or their respective designee) to take over the servicing, administration and collection of the Transferred Receivables, including, without limitation, providing access to and copies of all computer tapes or disks and other documents or instruments that evidence or relate to Transferred Receivables maintained in its capacity as Collection Agent and access to all employees and officers of Lexmark International responsible with respect thereto.  The Collection Agent may, with the prior consent of the Purchaser, subcontract with any other Person for the servicing, administration or collection of Transferred Receivables.  Any such subcontract shall not affect the Collection Agent’s liability for performance of its duties and obligations pursuant to the terms hereof and any such subcontract shall automatically terminate upon designation of a successor Collection Agent.

SECTION 6.02.  Duties of Collection Agent.  (a)  The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Transferred Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.  The Purchaser hereby appoints the Collection Agent, from time to time designated pursuant to Section 6.01, as agent to enforce its ownership and other rights and interests in the Transferred Receivables, the Related Security and the Collections with respect thereto.  In performing its duties as Collection Agent, the Collection Agent shall exercise the same care and apply the same policies as it would exercise and apply if it owned the Transferred Receivables and shall act in the best interests of the Purchaser and its assignees.

(b)           (i)           On or prior to the fifteenth calendar day of each month (or if such day is not a Business Day, the next Business Day), the Collection Agent shall prepare and forward to the Purchaser a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month.

(ii) If a Level I Downgrade Event (but no Level II Downgrade Event) shall have occurred and be continuing, on or prior to the close of business on the second Business Day of each Week, the Collection Agent shall prepare and forward to the Purchaser a Weekly Report which shall contain information related to the Receivables current as of the close of business on the last Business Day of the preceding Week.

(iii) If a Level II Downgrade Event shall have occurred and be continuing, the Collection Agent shall, by no later than 3:00 P.M. (New York City time) on each Business Day, prepare and forward to the Purchaser a Daily Report which shall contain information relating to the Receivables current as of the close of business on the immediately prior Business Day.

The Collection Agent may elect to transmit Seller Reports to the Purchaser by electronic mail (each an “E-Mail Seller Report”) provided, that (i) each E-Mail Seller Report shall be (A) formatted as the Purchaser may designate from time to time and (B) sent to the Purchaser at an electronic mail address designated by the Purchaser, and (ii) the Purchaser (A) shall be authorized to rely upon such E-Mail Seller Report for purposes of this Agreement to the same extent as if the contents thereof had been otherwise delivered to the Purchaser in accordance with the terms of this Agreement and (B) may, upon notice in writing to the Collection Agent and each Seller, terminate the right of the Collection Agent to transmit E-Mail Seller Reports.

(c)            If no Event of Termination or Incipient Event of Termination shall have occurred and be continuing, a Seller, while it is the Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Transferred Receivable as such Seller deems appropriate to maximize Collections thereof, or otherwise amend or modify the terms of any Transferred Receivable.

(d)           The Sellers shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Sellers and the Purchaser in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Transferred Receivables.

(e)            The Collection Agent shall within three Business Days following receipt turn over to the applicable Seller any cash collections or other cash proceeds received with respect to Receivables not constituting Transferred Receivables (including without limitation, Excluded Receivables), less, in the event such Seller is not the Collection Agent, all reasonable and appropriate out-of-pocket costs and expenses of the Collection Agent of servicing, collecting and administering the Receivables to the extent not covered by the Collection Agent Fee received by it.

(f)             The Collection Agent also shall perform the other obligations of the “Collection Agent” set forth in this Agreement with respect to the Transferred Receivables.

SECTION 6.03.  Collection Agent Fee.  The Purchaser shall pay to the Collection Agent, so long as it is acting as the Collection Agent hereunder, a periodic collection fee (the “Collection Agent Fee”) of 0.50% per annum on the average daily aggregate Outstanding Balance of the Transferred Receivables, payable on the fifteenth day of each month (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day during each calendar month as the Purchaser and the Collection Agent shall agree.

SECTION 6.04.  Certain Rights of the Purchaser.  (a)  To the extent it has not previously done so, each Seller hereby transfers to the Purchaser (and its assigns and designees) the exclusive ownership and control of the Lock-Box Accounts maintained by such Seller for the purpose of receiving Collections.

(b)       At any time following a Cash Control Triggering Event:

(i)          The Purchaser may give notice, at the Sellers’ expense, of the Purchaser’s ownership to each Obligor of Transferred Receivables and any Person obligated on any Related Security, and direct that all payments of all amounts payable thereunder be made directly to the Purchaser or its designee.

(ii)         Each Seller shall, at the Purchaser’s request and at such Seller’s expense, give notice of the Purchaser’s ownership to each Obligor of Transferred Receivables and any Person obligated on any Related Security, and direct that all payments of all amounts payable thereunder be made directly to the Purchaser or its designee.

(iii)        At the Purchaser’s request and at the applicable Seller’s expense, each Seller and the Collection Agent shall (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Transferred Receivables, and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Transferred Receivables, and shall make the same available to the Purchaser at a place selected by the Purchaser or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Transferred Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly indorsed or with duly executed instruments of transfer, to the Purchaser or its designee.  The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.

(iv)        Each Seller authorizes the Purchaser to take any and all steps in such Seller’s name and on behalf of such Seller that are necessary or desirable, in the determination of the Purchaser, to collect amounts due under the Transferred Receivables, including, without limitation, endorsing such Seller’s name on checks and other instruments representing Collections of Transferred Receivables and enforcing the Transferred Receivables and the Related Security and related Contracts.

SECTION 6.05.  Rights and Remedies.  (a)  If a Seller or the Collection Agent fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if such Seller (as

Collection Agent or otherwise) fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by such Seller as provided in Section 8.01 or Section 9.04 as applicable.

(b)       Each Seller shall perform all of its obligations under the Contracts related to the Transferred Receivables to the same extent as if such Seller had not sold or contributed Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve such Seller from such obligations or its obligations with respect to the Transferred Receivables.  The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of such Seller thereunder.

(c)        Each Seller shall cooperate with the Collection Agent in collecting amounts due from Obligors in respect of the Transferred Receivables.

(d)        Each Seller hereby grants to Collection Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Seller or transmitted or received by Purchaser (whether or not from such Seller) in connection with any Transferred Receivable.

SECTION 6.06.  Transfer of Records to Purchaser.  Each Purchase and contribution of Receivables hereunder shall include the transfer to the Purchaser of all of the applicable Seller’s right and title to and interest in the records relating to such Receivables and shall include an irrevocable non-exclusive license to the use of such Seller’s computer software system to access and create such records.  Such license shall be without royalty or payment of any kind, is coupled with an interest, and shall be irrevocable until all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

Each Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Transferred Receivables and rights (whether by ownership, license or sublicense) to the use of such Seller’s computer software system to access and create such records.

In recognition of each Seller’s need to have access to the records transferred to the Purchaser hereunder, the Purchaser hereby grants to each Seller an irrevocable license to access such records in connection with any activity arising in the ordinary course of such Seller’s business or in performance of its duties as Collection Agent, provided that (i) such Seller shall not disrupt or otherwise interfere with the Purchaser’s use of and access to such records during such license period and (ii) such Seller consents to the assignment and delivery of the records (including any information contained therein relating to such Seller or its operations) to any assignees or transferees of the Purchaser provided they agree to hold such records confidential.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01.  Events of Termination.  If any of the following events (“Events of Termination”) shall occur and be continuing:

(a)       The Collection Agent (i) shall fail to perform or observe any term, covenant or agreement under this Agreement (other than as referred to in clauses (ii), (iii) of (iv) of this subsection (a)) and such failure shall remain unremedied for 10 Business Days, (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement and such failure shall remain unremedied for one Business Day after notice thereof has been delivered by the Purchaser, (iii) (A) shall fail to deliver when due any Weekly Report or Daily Report and such failure shall remain unremedied for more than two Business Days, in the case of a Weekly Report, or for more than one Business Day, in the case of a Daily Report, or (B) shall fail to deliver when due more than two Weekly Reports in any calendar month or more than two Daily Reports in any calendar week, or (iv) shall fail to perform or observe any term, covenant or agreement contained in Sections 6.02 (other than as set forth in clauses (ii) or (iii) of this subsection) and such failure shall remain unremedied for more than five Business Days; or

(b)       Any Seller shall fail to make any payment required under Section 2.04(a) or 2.04(b); or

(c)       Any representation or warranty made or deemed made by any Seller (or any of its officers) under or in connection with this Agreement or any information or report delivered by such Seller pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, the making or deemed making of such incorrect or untrue representation or warranty with respect to clause (iii)(2), (3) or (4) of Section 4.01(b) or Sections 4.01(d), (f), (g), (h), (k), (l), (m), (n) or (o) shall not constitute an Event of Termination so long as within 10 Business Days after the earlier of any Seller obtaining knowledge or receiving notice that any such representation or warranty is incorrect or untrue the Purchaser expressly waives, in writing, the Event of Termination which would otherwise arise therefrom; or

(d)       Any Seller (i) shall fail to perform or observe any other term, covenant or agreement contained in this Agreement (other than as referred to in clauses (ii) or (iii) of this subsection (d)) on its part to be performed or observed, (ii) shall fail to make when due any payment or deposit to be made by it under this Agreement and such failure shall remain unremedied for one Business Day after notice thereof has been delivered by the Purchaser or its assignees, or (iii) shall fail to perform or observe any term, covenant or agreement contained in (x) Section 5.01 (b), (e), (g), (h),(k)(vi), or (l) and any such failure shall remain unremedied for 10 Business Days after the earlier of any Seller obtaining knowledge or receiving notice of such failure (provided, that with respect to Section 5.01(g) and (h) no such grace period shall apply if the aggregate amount of Collections subject to such failure shall exceed $1,000,000, and, provided, further, that with respect to Section 5.01(l) no such grace period shall apply if the aggregate amount of Collections subject to such failure shall exceed $10,000,000) or (y) Section 5.01(a), (c), (f), (i), (k)(i), (k)(ii), (k)(iv), (k)(v), or (k)(ix) and any such failure shall remain unremedied for 20 Business Days after the earlier of such Seller obtaining knowledge or receiving notice of such failure; or

(e)        Any Seller or the Collection Agent shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f)         Any Purchase or contribution of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership of such Receivables, Related Security and Collections free and clear of any Adverse Claim; or

(g)        Any Seller or the Collection Agent shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Seller or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Seller or any Material Worldwide Subsidiary (as such term is defined in the Credit Facility) shall take any action to authorize any of the actions set forth above in this subsection (g); or

(h)        An “Event of Termination” shall have occurred under the Sale Agreement or the Purchaser shall so state in writing;

then, and in any such event, the Purchaser may, by notice to the Sellers, take either or both of the following actions:  (x) declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred) and (y) without limiting any right under this Agreement to replace the Collection Agent (but subject, prior to the Sale Agreement

Final Payment Date, to the designation made under the Sale Agreement), designate another Person to succeed the applicable Seller as Collection Agent so long as a Collection Agent Default shall have occurred and be continuing; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) of this Section 7.01, the Facility Termination Date shall occur, the applicable Seller (if it is then serving as the Collection Agent) shall cease to be the Collection Agent, and the Purchaser (or its assigns or designees) shall become the Collection Agent.  Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01.  Indemnities by the Sellers.  Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Sellers jointly and severally hereby agree to indemnify the Purchaser and its assigns and transferees (each, an “Indemnified Party”) from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any Indemnified Party arising out of or as a result of this Agreement or the purchase or contribution of any Transferred Receivables or in respect of any Transferred Receivable or any Contract, including, without limitation, arising out of or as a result of:

(i)       the inclusion, or purported inclusion, in any Purchase or contribution of any Receivable that is not an Eligible Receivable on the date of such Purchase, or the characterization in any Seller Report or other statement made by any Seller of any Transferred Receivable as an Eligible Receivable which is not an Eligible Receivable as of the date of such Seller Report or statement;

(ii)      any representation or warranty or statement made or deemed made by any Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect when made;

(iii)     the failure by any Seller to comply with any applicable law, rule or regulation with respect to any Transferred Receivable or the related Contract; or the failure of any Transferred Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv)     the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

(v)      the failure of any Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any Purchase or contribution or at any subsequent time;

(vi)     any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable that is, or that purports to be, the subject of a Purchase or contribution under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by such Seller acting as Collection Agent);

(vii)    any failure of any Seller, as Collection Agent or otherwise, to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under any Contract related to a Transferred Receivable;

(viii)   any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

(ix)      the commingling of Collections of Transferred Receivables by any Seller or a designee of any Seller, as Collection Agent or otherwise, at any time with other funds of such Seller or an Affiliate of such Seller;

(x)       any third party investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of Receivables, the Related Security, or Collections with respect thereto or in respect of any Receivable, Related Security or Contract (excluding any collection costs of the Purchaser arising directly from the financial inability of an Obligor to pay in respect of any Receivable);

(xi)      any failure of any Seller to comply with its covenants contained in this Agreement;

(xii)     any Collection Agent Fees or other costs and expenses payable to any replacement Collection Agent, to the extent in excess of the Collection Agent Fees payable to any Seller hereunder;

(xiii)    any claim brought by any Person other than an Indemnified Party arising from any activity by any Seller or any Affiliate of any Seller in servicing, administering or collecting any Transferred Receivable;

(xiv)    any Dilution with respect to any Transferred Receivable; or

(xv)     the failure of any Seller to comply with any term or provision of any Contract that contains a confidentiality provision that purports to restrict the ability of the Purchaser (or its assigns) to exercise its rights under this Agreement, including, without limitation, its right to review the Contract.

It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables and (ii) that nothing in this Section 8.01 shall require any Seller to indemnify any Person (A) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (B) for damages, losses, claims or liabilities or related costs or expenses to the extent found by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct, or (C) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Transferred Receivable or any Contract.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or consent to any departure by a Seller therefrom shall be effective unless in a writing signed by the Purchaser and, in the case of any amendment, also signed by the Sellers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Purchaser to exercise, and no delay in exercising, any power, right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such power, right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other power, right or remedy.   The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.  Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.02.  Notices, Etc.  All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be faxed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto.  Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

SECTION 9.03.      Binding Effect; Assignability.  (a)  This Agreement shall be binding upon and inure to the benefit of the Sellers, the Purchaser and their respective successors and assigns; provided, however, that no Seller may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser.  In connection with any sale or assignment by the Purchaser of all or a portion of the Transferred Receivables, the buyer or assignee, as the case may be, shall, to the extent of its purchase or assignment, have all rights of the Purchaser under this Agreement (as if such buyer or assignee, as the case may be, were the Purchaser hereunder) except to the extent specifically provided in the agreement between the Purchaser and such buyer or assignee, as the case may be.

(b)        This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by any Seller pursuant to Article IV and the provisions of Article VIII and Sections 9.04, 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.04.  Costs, Expenses and Taxes.  (a)  In addition to the rights of indemnification granted to the Purchaser pursuant to Article VIII hereof, the Sellers jointly and severally agree to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the Sellers jointly and severally agree to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables which are not paid on account of the insolvency, bankruptcy or financial inability to pay of the applicable Obligor.

(b)          In addition, the Sellers jointly and severally agree to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and the Sellers jointly and severally agree to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 9.05.  No Proceedings.  Each Seller hereby agrees that it will not institute against or join any other Person in instituting against the Purchaser any proceeding of the type referred to in Section 7.01(g) so long as there shall not have elapsed one year plus one day since the later of (i) the Facility Termination Date and (ii) the date on which all of the Transferred Receivables are either collected in full or become Defaulted Receivables.

SECTION 9.06.  Confidentiality.  Unless otherwise required by applicable law, each party hereto agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed to (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other parties hereto, and (ii) such party’s legal counsel and auditors and the Purchaser’s assignees, if they agree in each case to hold it confidential.

Notwithstanding any other provision herein, each party hereto (and each employee, representative or other agent of each party hereto) may disclose to any and all

Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated by this Agreement and the other Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.  The preceding sentence is intended to cause this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the U.S. Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

SECTION 9.07.  GOVERNING LAW.  THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT, PURSUANT TO THE UCC OF THE STATE OF NEW YORK, THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE PURCHASER’S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 9.08.  Third Party Beneficiary.  Each of the parties hereto hereby acknowledges that the Purchaser may assign all or any portion of its rights under this Agreement and that such assignees may (except as otherwise agreed to by such assignees) further assign their rights under this Agreement, and each Seller hereby consents to any such assignments.  All such assignees, including parties to the Sale Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce the Purchaser’s rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of their assignment.

SECTION 9.09.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 9.10.  Amendment and Restatement of Original Agreement.  This Agreement constitutes an amendment and restatement in its entirety of the Original Agreement.  Each party hereto acknowledges that the amendment and restatement of the Original Agreement on the terms and conditions set forth herein shall not in any way affect any sales, transfers, contributions, assignments or security interest grants effected pursuant to the Original Agreement or any representations, warranties or covenants made by any Seller with respect to such sales, transfers, contributions, assignments or security interest grants, any indemnities thereunder, or any rights or remedies of the Purchaser or its assigns.  The Sellers hereby confirms all purchases, contributions, sales, transfers, assignments and security interests effected pursuant to the Original Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:
LEXMARK INTERNATIONAL, INC.

By:   /s/ Bruce J. Frost
Name:  Bruce J. Frost
Title:   Treasurer

Address: 740 West New Circle Road
Building 1, Dept. 857
Lexington, Kentucky  40550

Facsimile No.:  (859) 232-5137
Telephone No.: (859) 232-3645

SELLER:
PERCEPTIVE SOFTWARE, LLC

By:    /s/ Bruce J. Frost
Name:  Bruce J. Frost
Title:   Treasurer

Address:740 West New Circle Road
Building 1, Dept. 857
Lexington, Kentucky  40550

Facsimile No.:  (859) 232-5137
Telephone No.: (859) 232-3645

PURCHASER:
LEXMARK RECEIVABLES CORPORATION

By:   /s/ Bruce J. Frost
Name:  Bruce J. Frost
Title:   Treasurer

Address:2215-B Renaissance Drive
Suite 5
Las Vegas, NV 89119

Facsimile No.:  (702) 966-4247
Telephone No.: (702) 740-4244

[Signature Page to Amended and Restated Purchase and Contribution Agreement]

EXHIBIT A

On file with the Program Agent.

A-1

EXHIBIT B

LOCK-BOX BANKS

Bank of America, N.A.
P.O. Box 96612
Chicago, IL  60693-6612

Bank of America, N.A.
PO Box 846261
Dallas, TX 75284-6261

B-1

EXHIBIT C

FORM OF

DEFERRED PURCHASE PRICE NOTE

New York, New York
October 10, 2013

FOR VALUE RECEIVED, LEXMARK RECEIVABLES CORPORATION, a Delaware corporation (the “Purchaser”), hereby promises to pay to ____________________________________ (the “Seller”) the principal amount of this Note, determined as described below, together with interest thereon at a rate per annum equal at all times to the sum of (i) 0.5% per annum, plus (ii) the Applicable Margin (as defined in the Sale Agreement) then in effect, plus (ii) the Eurodollar rate (as determined by the Purchaser in its reasonable discretion) for periods of one month, in each case in lawful money of the United States of America.  Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Amended and Restated Purchase and Contribution Agreement dated as of October 10, 2013 between the Seller, the other sellers named therein, and the Purchaser (such agreement, as it may from time to time be amended, restated or otherwise modified in accordance with its terms, the “Purchase and Contribution Agreement”).  This Note is one of the notes referred to in the definition of “Deferred Purchase Price” in the Purchase and Contribution Agreement.

The aggregate principal amount of this Note at any time shall be equal to the difference between (a) the sum of the aggregate principal amount of this Note on the date of the issuance hereof and each addition to the principal amount of this Note pursuant to the terms of Section 2.02 of the Purchase and Contribution Agreement minus (b) the aggregate amount of all payments made in respect of the principal amount of this Note, in each case, as recorded on the books and records of the Purchaser and the Seller, but failure to so record shall not affect the obligations of the Purchaser to the Seller.

The entire principal amount of this Note shall be due and payable one year and one day after the Facility Termination Date or such later date as may be agreed in writing by the Seller and the Purchaser.  The principal amount of this Note may, at the option of the Purchaser, be prepaid in whole at any time or in part from time to time, in each case, to the extent permitted by the Purchase and Contribution Agreement.  Interest on this Note shall be paid in arrears on each Settlement Date, at maturity and thereafter on demand.  All payments hereunder shall be made by wire transfer of immediately available funds to such account of the Seller as the Seller may designate in writing.

Notwithstanding any other provisions contained in this Note, in no event shall the rate of interest payable by the Purchaser under this Note exceed the highest rate of interest permissible under applicable law.

The obligations of the Purchaser under this Deferred Purchase Price Note are subordinated in right of payment, to the extent set forth in Section 2.03(c) of the Purchase and

C-1

Contribution Agreement, to the prior payment in full of all Capital, Yield, Fees and other obligations of the Purchaser under the Sale Agreement.

Notwithstanding any provision to the contrary in this Deferred Purchase Price Note or elsewhere, other than with respect to payments specifically permitted by Section 2.03(c) of the Purchase and Contribution Agreement, no demand for any  payment may be made hereunder, no payment shall be due with respect hereto and the Seller shall have no claim for any payment hereunder prior to the occurrence of the Facility Termination Date and then only on the date, if ever, when all Capital, Yield, Fees and other obligations owing under the Sale Agreement shall have been paid in full.

In the event that, notwithstanding the foregoing provision limiting such payment, the Seller shall receive any payment or distribution on this Deferred Purchase Price Note which is not specifically permitted by Section 2.03(c) of the Purchase and Contribution Agreement, such payment shall be received and held in trust by the Seller for the benefit of the entities to whom the obligations are owed under the Sale Agreement and shall be promptly paid over to such entities.

The Purchaser hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.

Neither this Note, nor any right of the Seller to receive payments hereunder, shall, without the prior written consent of the Purchaser and (so long as the Sale Agreement remains in effect or any amounts remain outstanding thereunder) the Agent under the Sale Agreement, be assigned, transferred, exchanged, pledged, hypothecated, participated or otherwise conveyed.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

LEXMARK RECEIVABLES CORPORATION

By: _______________________________
Name:
Title:

C-2

EXHIBIT D

FORM OF PURCHASER LOAN NOTE

 New York, New York

$[____________]

FOR VALUE RECEIVED, [_______________________], a Delaware [______________] (the “Company”), hereby promises to pay to LEXMARK RECEIVABLES CORPORATION (the “Lender”), no later than twelve (12) months from the date hereof or on demand if sooner made, the aggregate unpaid principal amount of the Purchaser Loans made by the Lender to the Company under the Purchase and Contribution Agreement referred to below), and to pay on each Settlement Date interest on the unpaid principal amount of the Purchaser Loans at a rate per annum equal at all times to the sum of (i) the Eurodollar rate (as determined by the Lender in its reasonable discretion) plus (ii) the Applicable Margin (as defined in the Sale Agreement), then in effect, for periods of one month, in each case in lawful money of the United States of America and in immediately available funds.

The date and amount of each Purchaser Loan made by the Lender to the Company from the date hereof until the repayment of all sums due hereunder, and each payment made on account of the principal thereof, shall be recorded by the Lender and the Company on their books and records.

This Note is the Purchaser Loan Note referred to in the Amended and Restated Purchase and Contribution Agreement (as amended, restated or otherwise modified from time to time, the “Purchase and Contribution Agreement”) dated as of October 10, 2013 between the Company and the Lender, as a Seller and the Purchaser, respectively, and the other sellers party thereto, and evidences Purchaser Loans made by the Lender to the Company thereunder.  Capitalized terms used in this Note and not defined herein have the respective meanings assigned to them in the Purchase and Contribution Agreement.

The principal amount of this Note may, at the option of the Company, be prepaid in whole at any time or in part from time to time.

Notwithstanding any other provisions contained in this Note, in no event shall the rate of interest payable by the Company under this Note exceed the highest rate of interest permissible under applicable law.

The Company hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever with respect to this Note.

In the event the Lender shall refer this Note to an attorney for collection, the Company agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorney’s fees, whether or not suit is instituted.

D-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[______________________________________]

By: ____________________________________
Name:
Title:

D-2

EXHIBIT E

FORM OF MONTHLY REPORT

On file with the Program Agent.

E-1

EXHIBIT F

FORM OF WEEKLY REPORT

On file with the Program Agent.

F-1

EXHIBIT G

FORM OF DAILY REPORT

On file with the Program Agent.

G-1